SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2002

BSP ONELINK, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	333-81922 (Commission File No.)	43-1941213 (IRS Employer Identification No.)

One Market Plaza Spear Tower, 36th Floor San Francisco, California 94105 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 955-1826

Item 1.  Changes in Control of Registrant.

Item 2.  Acquisition or Disposition of Assets.

On September 12, 2002, BSP Onelink, Inc., formerly known as National Pizza Corporation (the “Company”) closed an Acquisition Agreement by and among FS2 Limited, a company registered in England and Wales No. 4102584 (“FS2”), all of the shareholders of FS2 and Nichols & Co., Inc. (the “Agreement”). As a result, FS2 became a wholly-owned subsidiary of the Company, and the FS2 shareholders received 7,911,600 shares or 55% of the Company after giving effect to the conversion of BSP debt described below.  In exchange for each FS2 share, the FS2 shareholders received 300 shares of the Company’s common stock.  In addition, upon closing, certain notes held by United States noteholders of FS2 automatically converted into 283,000 shares of the Company’s common stock at the rate of one share for each $1.00 of indebtedness owed to them. In addition, certain notes held by British and other non-United States noteholders of FS2 automatically converted into 108,500 shares of the Company’s common stock at the rate of 1.55 shares for each British pound sterling of indebtedness owed to them. The conversion of the above notes resulted in the cancellation of $391,500 of debt.  Additionally, under Loan Agreements with FS2, the Company may issue up to 670,860 additional shares of the Company’s common stock (plus additional shares for interest) upon conversion of the notes issued under the Loan Agreements.  It may also issue up to 500,000 shares to a consultant. At closing, the officers and directors of the Company resigned. Coincident with such resignations, F. William Guerin and David Bolton, were appointed as directors of the Company. In addition, the number of directors was fixed at five. Shortly following the closing, on September 16, 2002, Graeme S. Pearce and Roger Emsley also were appointed as directors of the Company. The Company intends to fill the remaining vacancy within the next 30 days. The Company also appointed the following officers:

F. William Guerin:	Chairman and Secretary
Graeme S. Pearce:	President and Chief Executive Officer
David Bolton:	Treasurer and Chief Financial Officer
Roger Emsley:	Executive Vice President

The Company is developing an integrated distribution and automated financial settlement service for the travel and tourism industry (the “BSP Onelink”). This financial settlement service is being modeled after the service provided to the airline sector of the travel industry by the International Air Transport Association (“IATA”), but will be designed to service non-air travel and tourism suppliers, including car rental, rail, hotel, cruise, travel insurance, event and tour operators. The service will connect travel suppliers’ host reservation systems with the travel agency community over the Internet and proprietary networks around the world.  Pursuant to a License Agreement with IATA, the Company plans to use IATA’s transaction processing and financial systems to compute and effect payments to suppliers and travel agents in local currencies. Through the BSP Onelink, current IATA accredited travel agents, at approximately 55,000 locations around the world with an estimated 220,000 workstations, will be able to receive commissions from sales of non-airline travel programs, packages and products through an established automated payment process in their local currency.

The Company has entered into a License Agreement with IATA which provides the Company with a license to use IATA’s intellectual property in operating the BSP Onelink in exchange for fees and royalties. Additionally, IATA has an option to acquire 35% of the Company’s outstanding common stock for nominal consideration. Under the terms of the License Agreement, IATA may terminate it if the Company fails to receive binding subscriptions for approximately $5,500,000 in debt or equity financing. The Company fully expects, based upon representations made by financial service industry professionals, to meet this condition.

The Company expects to begin commercializing its service by year end and will focus initially on the key travel markets in Western Europe. The Company will implement the commercialization from its United Kingdom office. Revenues from the BSP Onelink are expected to be generated primarily from transaction fees.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

The matters discussed in this Form 8-K concerning the Company's commercialization of the BSP Onelink and raising additional capital are forward-looking statements within the meaning of of the Private Securities Litigation Reform Act of 1995. Additionally words such as “seek,” “intend,” “believe,” “plan,” “estimate,” “expect,” “anticipate” and other similar expressions are forward-looking statements within the meaning of the Act. These statements involve risks and uncertainties, which may cause results to differ materially from those, set forth in these statements. Among other things, these risks and uncertainties include unanticipated software development problems and future market and economic conditions. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Item 7.  Financial Statements and Exhibits.

a.

Financial statements of business acquired.

The financial statements of FS2 shall be filed not later than 60 days after the date that this initial report on Form 8-K is required to be filed.

b.

Pro forma financial information

The pro forma financial information for FS2 shall be filed not later than 60 days after the date that this initial report on Form 8-K is required to be filed.

c.

Exhibits

Exhibit No.

Exhibit

2

Acquisition Agreement (1)

(1)  The following Schedules and Exhibits have been omitted in accordance with Regulation S-B

       Item 601(b)(2), and will be made available to the Securities and Exchange Commission upon request:

Schedules relating to FS2:

Schedule 2.3(b):

FS2 Shareholders

Schedule 2.3(c):

Options, Warrants, Conversion Rights

Schedule 2.3(d):

Voting Agreements; Indebtedness To Or From FS2 Shareholders

Schedule 2.3(e):

Rights To Purchase Shares

Schedule 2.4:

FS2 Ownership Interests

Schedule 2.6:

Leasehold Interests

Schedule 2.7:

Contracts And Agreements

Schedule 2.8:

Claims

Schedule 2.9:

FS2 Employee Benefit and Pension Plans

Schedule 2.10:

Intellectual Property

Schedule 2.11:

Governmental Approvals, Permits, etc.

Schedule 2.13:

Accounts

Schedule 2.14:

Financial Statements

Schedules relating to the Company:

Schedule 4.3:

Options, Warrants, Stock Rights

Schedule 4.4:

Subsidiaries

Schedule 4.8:

Leaseholds

Schedule 4.9:

Material Contracts

Schedule 4.10:

Claims

Schedule 4.12:

Governmental Approvals, Permits

Schedule 4.13:

Accounts

Schedule 4.14:

NPC Financial Statements

Schedule 6.6(v)

Directors Appointed Effective as of Closing

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BSP Onelink, Inc.

By: /s/ F. William Guerin

       F. William Guerin

Date:  September 27, 2002

       Chairman and Secretary

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